Exhibit 99.2

JOINT FILING AGREEMENT

Each of Kioxia Corporation, a Japanese corporation, and Kioxia Holdings Corporation, a Japanese corporation, hereby agrees, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that the Schedule 13G filed herewith (and any amendments thereto), relating to the common stock of CapsoVision, Inc., a Delaware corporation, is, and will be, jointly filed on behalf of each such person with the Securities and Exchange Commission, and further agrees that this joint filing agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this joint filing agreement as of the date set forth below.

Date: November 12, 2025

KIOXIA CORPORATION

By:	/s/ JUNICHIRO YAGUCHI
Name:	JUNICHIRO YAGUCHI
Title:	MANAGING EXECUTIVE OFFICER

KIOXIA HOLDINGS CORPORATION

By:	/s/ HIDEKI HANAZAWA
Name:	HIDEKI HANAZAWA
Title:	CFO